Exhibit 10.1
[FARMER BROS. CO. LETTERHEAD]

July 20, 2012
Mr. Larry B. Garrett
600 So. Spring Street #1910
Los Angeles, CA 90014

Re:     Resignation Agreement

Dear Larry:
This letter is to confirm the terms of the agreement (“Agreement”), we have reached concerning the resignation of your employment with Farmer Bros. Co. (the “Company”).
1.Resignation
You have expressed a desire to resign in order to pursue other interests, and in consideration of the Company’s desire to manage its cost structure. The Company has accepted your resignation effective at 5:00 p.m. Pacific Daylight Time on Friday, June 15, 2012 (“Resignation Date”). It is agreed that effective as of the Resignation Date, you have resigned from all offices held with the Company and as an employee of the Company and from any other position, office or directorship of any Company subsidiary of any tier, and from all administrative, fiduciary or other positions you may hold with respect to or relating to the Company or its benefit plans. The Change in Control Severance Agreement, dated as of December 1, 2010, between you and the Company, shall terminate as of the Resignation Date.
2.    Payments
You will be entitled to receive the following amounts pursuant to this Agreement provided you are not in breach of this Agreement (see Section 16):
(a)    Thirteen (13) consecutive bi-weekly payments of $10,384.62, subject to applicable withholdings, on the Company’s regular paydays commencing with the first payday after the date hereof. Each such payment shall be considered a separate payment for purposes of Internal Revenue Code Section 409A.
(b)    If you elect COBRA continuation of Company-provided health coverage within the election period set forth in the Company’s COBRA notice by completing election forms that will be provided to you, then your payment for such COBRA coverage for each of the first twelve (12) months of coverage shall be the same amount that you would have been required to pay had your employment with the Company continued for that twelve (12) month period.
(c)    An amount equal to 100% of your Target Award under the Company’s 2005 Incentive Compensation Plan for the Company’s fiscal year ended June 30, 2012, which amount is $135,000 less applicable withholdings and which will be paid on August 1, 2012.
(d)    A liquidated sum of five thousand dollars ($5,000) to compensate you for your incidental costs related to the negotiation of this Agreement, including expenses for independent counsel which will be paid on August 1, 2012.
(e)    If you sell the condominium in San Francisco which you currently own within five (5) years after the Resignation Date, the Company will reimburse you for the (i) applicable documentary transfer taxes, and (ii) the real estate broker’s commission, which is not to exceed six percent (6%) of the sales price, which you incur in connection with the sale within thirty (30) days after you submit to the Company reasonably satisfactory proof (which may consist of the seller’s closing statement issued by escrow) that you incurred such expenses and the amount thereof.
(f)    You will be entitled to reimbursement of business expenses incurred through the Resignation Date in accordance with Company policy.

Mr. Larry B. Garrett
July 20, 2012

All rights to benefits and compensation under the Employment Agreement between you and the Company dated December 1, 2010 (“Employment Agreement”) shall terminate automatically upon the Resignation Date except to the extent otherwise provided in Company benefit plans or by law. Except as provided in this Section 2 or by applicable Company benefit plans or laws, you shall not be entitled to any payments of any kind in connection with the resignation of your employment.
3.    Equity Awards
During your employment with the Company, you have been granted certain stock options and restricted stock awards. Vesting and exercise of all such awards shall be determined according to the applicable plan documents.
4.    Certain Transition Assistance
You agree to confer reasonably with the Company at its request concerning any matters pertaining to your duties for the Company.
5.    Release of Claims
You understand that you are not entitled to the payments described in Section 2 unless you provide this release.
In consideration for the payments described in Section 2, you hereby release the Company and its subsidiaries of any tier, and their respective current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date you sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to your employment or the termination of your employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims you have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (c) vested rights under pension, retirement or other benefit plans, or (d) in respect of events, acts or omissions occurring after the date of your execution of this Agreement. In releasing claims unknown to you, at the present, you are waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Nothing herein releases any of the Company’s executory obligations under this Agreement.
6.    Form 8-K
The Company will file a form 8-K/A with the Securities and Exchange Commission which will state as follows:
“Effective June 15, 2012, Larry B. Garrett, the Company’s General Counsel and Assistant Secretary, resigned from all offices and other capacities held with the Company and its subsidiaries to pursue other interests, and in consideration of the Company’s desire to manage its cost structure. Mr. Garrett has agreed to provide transition support to the Company as requested. In connection with his resignation, Mr. Garrett will be paid certain severance payments in the aggregate amount of $270,000 and will receive certain other assorted separation benefits. The Resignation Agreement dated July 20, 2012 between Mr. Garrett and the Company, setting forth the terms of the severance is attached hereto as Exhibit 10.1 and incorporated herein by reference.”
7.    Execution of Other Documents
You and the Company agree to perform any and all acts, and to execute any and all additional documents, that are reasonable or necessary in furtherance of this Agreement.
8.    Bound Parties
This Agreement shall be binding upon and shall inure to the benefit of you and the Company and your/its respective heirs, executors, administrators and representatives, attorneys, successors, and assigns.
9.    Legal Representation
This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.
10.    Absence of Reliance
In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf

Mr. Larry B. Garrett
July 20, 2012

of the Company, other than as set forth herein.
11.    Enforceability
If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.    Waiver
No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
13.    Confidential Information; Intellectual Property
You acknowledge and agree that you continue to be bound by Section 10 of the Employment Agreement, the provisions of which are hereby incorporated by reference.
14.    Governing Law; Interpretation
This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the drafter of all or any portion of this Agreement.
15.    Entire Agreement
This Agreement, including the terms of the Employment Agreement specifically incorporated herein by reference, constitutes the entire agreement between you and the Company with respect to the subject matter hereof. This Agreement supersedes any previous agreements or understandings between you and the Company respecting such subject matter. Any oral representations or modifications concerning this Agreement shall be of no force or effect. This Agreement can be modified only by a writing signed by all parties hereto.
16.    Breach
A party will not be deemed to be in breach of this Agreement unless such party’s failure to comply with the obligations imposed on such party by this Agreement has continued uncured for a period of five (5) days, or such longer period not to exceed thirty (30) days as is reasonably necessary to effect a cure, after receipt of written notice describing the alleged breach with reasonable specificity.
17.    Disputes
Any dispute concerning this Agreement shall be resolved by arbitration or reference pursuant to Section 12F of the Employment Agreement, the provisions of which are hereby incorporated by reference.
18.    Notices
Notices under this Agreement shall be in writing and delivered by a commercial delivery service addressed as follows:
If to you:
Larry B. Garrett
600 So. Spring Street #1910
Los Angeles, CA 90014

If to Company:
Farmer Bros. Co.
20333 South Normandie Avenue
Torrance, CA 90502Attention: Pat Quiggle

Mr. Larry B. Garrett
July 20, 2012

Notices shall be deemed received upon delivery. Addresses may be changed by written notice.
19.    Counterparts
This Agreement can be signed in counterparts each of which shall be deemed an original and which together will constitute one and the same instrument. Electronic delivery of a signed counterpart shall be deemed delivery of an original.
If the foregoing is agreeable to you, please sign, date, and return this letter agreement on or before July 20, 2012.
Should you have any questions concerning the forgoing, please feel free to contact me.
Very truly yours,
FARMER BROS. CO.
By:    /s/ JEFFREY A. WAHBA
    Name: Jeffrey A. Wahba
Title:     Treasurer, Chief Financial Officer
Accepted:
/s/ LARRY B. GARRETT
Larry B. Garrett